Exhibit 23.1


We have issued our opinion dated April 7, 2006 accompanying the consolidated financial statements included in the Annual Report of Greenbriar Corporation on Form 10-K for the year ended December 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Greenbriar Corporation on Form S-8 (File No. 33-50868 and 33-33985).


/s/ FARMER, FUQUA & HUFF, P.C.

Plano, Texas
April 7, 2006